Exhibit 99.1

Tuesday, April 17, 2007, 5:00 PM PT

Printronix Provides New Guidance for Fourth Quarter of Fiscal Year 2007

IRVINE, CA., April 17, 2007 -- Printronix, Inc., (NASDAQ: PTNX), the leading manufacturer of integrated enterprise printing solutions for the supply chain, today provided an updated outlook on its fourth quarter results for the fiscal year ended March 30, 2007.

The Company announced that due to lower than anticipated sales to a major customer, fourth quarter revenue is now expected to be at the low end of its previously reported guidance of $32 million to $34 million. In addition, earnings per share are now expected to be below the previously reported range of $0.10 to $0.20 due to lower gross margins from an unfavorable product mix, higher than expected costs/expenses, and one time charges. Profitability for the quarter is expected to be close to breakeven.

Except for historical information, this press release contains “forward-looking statements” about Printronix, within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “objectives,” “believes,” “expects,” “plans,” “intends,” “should,” “estimates,” “anticipates,” “forecasts,” “projections,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including: adverse business conditions and a failure to achieve growth in the computer peripheral industry and in the economy in general; the ability of the company to achieve growth in the Asia Pacific market; adverse political and economic events in the company’s markets; a worsening of the global economy due to general conditions; a worsening of the global economy resulting from terrorist attacks or risk of war; a worsening of the global economy resulting from an outbreak of avian flu or other world health epidemic; a worsening of the global economy resulting from a resurgence of SARS (Severe Acute Respiratory Syndrome); the ability of the company to maintain its production capability in its Singapore plant or obtain product from its Asia Pacific suppliers should a resurgence of SARS occur; the ability of the company to hold or increase market share with respect to line matrix printers; the ability of the company to successfully compete against entrenched competition in the thermal printer market; the ability of the company to adapt to changes in requirements for radio frequency identification (“RFID”) products by Wal-Mart and/or the Department of Defense and others; the ability of the company to attract and to retain key personnel; the ability of the company’s customers to achieve their sales projections, upon which the company has in part based its sales and marketing plans; the ability of the company to retain its customer base and channel; the ability of the company to compete against alternate technologies for applications in its markets; the ability of the company to continue to develop and market new and innovative products superior to those of the competition and to keep pace with technological change; and that InfoPrint Solutions Company, the successor entity to IBM’s Printing Systems Division, may change its product and marketing focus in a way that reduces its purchase of Printronix products. The company does not undertake to publicly update or revise any of its forward-looking statements, even if experience or new information shows that the indicated results or events will not be realized.

About Printronix, Inc.

Since 1974, Printronix Inc. (NASDAQ: PTNX) has created innovative printing solutions for the industrial marketplace and supply chain. The company is the worldwide market leader in enterprise solutions for line matrix printing and has earned an outstanding reputation for its high-performance thermal and fanfold laser printing solutions. Printronix also has become an established leader in pioneering technologies, including radio frequency identification (RFID) printing, bar code compliance and networked printer management. Printronix is headquartered in Irvine, California. For company information, see www.printronix.com.

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Company Contact: Printronix, Inc., Irvine Robert A. Kleist, President, CEO 714 / 368-2863 George L. Harwood, Senior Vice President Finance, CFO 714 / 368-2384

Investor Contact: EVC Group, Inc. Douglas M. Sherk 415 / 896-6818 (dsherk@evcgroup.com) Jenifer Kirtland 415 / 896-2005 (jkirtland@evcgroup.com)	Media Contact: WunderMarx, Inc. Cara Good 714 / 862-1112, extension 202 (cara.good@wundermarx.com)